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                                                                      Exhibit 12


                               LASERTECHNICS, INC.
                              3208 Commander Drive
                             Carrollton, Texas 75006


                                                                   June 25, 1997

Wolfensohn Partners L.P. ("WPLP")
590 Madison Avenue, 32nd Floor
New York, New York 10022

J.P. Morgan Investment Corporation ("JPMIC")
60 Wall Street
New York, New York 10260

                             Note Purchase Agreement

Dear Sirs:

                  This letter sets forth the terms and conditions on which Lasertechnics, Inc., a Delaware corporation (the "Company"), is issuing and selling to each of WPLP and JPMIC (each, a "Purchaser") on the date hereof: (a) a Senior Promissory Note of the Company in substantially the form attached hereto as Exhibit A (each, a "Note"); (b) the number of shares (the "Restricted Shares") of Common Stock, $.01 par value (the "Common Stock"), of the Company determined as set forth in paragraph 2, below; and (c) a warrant in substantially the form attached hereto as Exhibit B (each, a "Warrant") to purchase the number of shares (the "Warrant Shares") of Common Stock determined as set forth in paragraph 3, below.

                  1.       Senior Promissory Notes.

                           (a)      General.  The Senior Promissory Notes shall
represent and evidence the indebtedness of the Company to the Purchasers for advances made by the Purchasers to the Company from time to time thereunder ("Advances"), including without limitation the unpaid principal amount of, and accrued interest on, all Advances, and any additional amounts that may be owed by the Company to the Purchasers in respect thereof. Advances shall be made from time to time in cash, or by the cancellation and exchange of other existing indebtedness, as the Company may request; provided, however, that (i) the Purchasers shall not be obligated to make any Advances in excess of the initial Advances made by each Purchaser on the date hereof, (ii) the Purchasers shall not be entitled to make any Advances, or to purchase any Notes or Warrants hereunder, unless requested by the Company, and (iii) except as





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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 2 of 11

provided in paragraph 1(c), below, any Advances made by the Purchasers hereunder shall be made 60% by WPLP and 40% by JPMIC, unless both WPLP and JPMIC agree to a different ratio. The rights and obligations of WPLP and JPMIC hereunder are several and independent, and nothing herein shall be construed to constitute either WPLP or JPMIC as the agent, representative, partner, joint venturer or fiduciary of the other.

                           (b)      Interest Rate.  The Base Interest Rate for
all Advances by WPLP under its Note shall be 10.00% per annum. The Base Interest Rate for all Advances by JPMIC under its Note shall be 6.64% per annum.

                           (c)      Prior Advance by WPLP.  Concurrently with
the purchase and sale of the Notes hereunder (the "Initial Closing"), the Company and WPLP have agreed to convert certain prior advances by WPLP to the Company in the aggregate principal amount of $1,000,000 (the "Prior Advances") into Advances under the Notes. Accordingly, at the Initial Closing: (i) the Prior Advances shall be recorded with appropriate notations on the Notes; (ii) all promissory notes representing the Prior Advances, and all common stock warrants issued by the Company to WPLP in respect of the Prior Advances, shall be canceled and surrendered to the Company against receipt of the securities issued to WPLP hereunder; and (iii) the indebtedness of the Company to WPLP represented by the Prior Advances shall constitute an Advance by WPLP to the Company under the Notes in the aggregate principal amount of the Prior Advances, for all purposes hereof.

                  2. Restricted Shares. Upon the making of each Advance under the Notes, the Company shall issue to each Purchaser 45.714 Restricted Shares for each $1,000 principal amount of such Advance.

                  3. Common Stock Warrants. Upon the making of each Advance under the Notes, the Company shall issue to each Purchaser a Warrant representing the right to purchase 200 Warrant Shares for each $1,000 principal amount of such Advance, at an exercise price of $.70 per share. Each Warrant shall be exercisable for a period of three years from the date of issuance.

                  4. Allocation of Purchase Price. The amount of each Advance hereunder shall be allocated as purchase price among the Notes (or, in the case of any Advance following the Initial Closing, the increase in the principal amount of the Notes), the Restricted Shares and the Warrants being purchased by each Purchaser hereunder in such manner as such Purchaser shall reasonably determine with the Company's consent, which consent shall not unreasonably be withheld or delayed;







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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 3 of 11

provided, however, that the portion of such purchase price allocated to such Restricted Shares shall not in any event be less than the par value per share of the Common Stock at the time of such Advance multiplied by the number of such shares.

                  5. Loan Fee. In consideration for work performed in connection with structuring, arranging for and providing the financings contemplated hereby, upon the making of each Advance under the Notes, the Company shall pay to each Purchaser a loan fee (the "Loan Fee") in the amount of 4% of the principal amount of such Advance, payable in shares of Common Stock, valued at $.70 per share (the "Loan Fee Shares").

                  6.       Pledge of Subsidiary Stock.

                            (a) The obligations of the Company under the Notes,
                  including without limitation the principal amount of, and accrued interest on, all Advances, shall be ratably secured by the pledge and collateral assignment of, and the grant of a security interest in, all the issued and outstanding shares (the "Pledged Shares") of capital stock of Lasertechnics Marking Corporation, a wholly-owned subsidiary of the Company (the "Stock Pledge"). The Stock Pledge shall be on such terms as are reasonable and customary for transactions such as the transactions contemplated hereby. Prior to the occurrence of an event of default under the Notes, the Purchasers shall not have any rights with respect to the voting or disposition of any shares of such subsidiary capital stock so pledged.

                            (b) Concurrently, with the execution and delivery of
                  this Agreement, the Company is delivering to JPMIC, as collateral agent for the benefit of the holders of the Notes, ratably in proportion to the respective aggregate unpaid principal amounts thereof (the "Collateral Agent"), certificates representing the Pledged Shares, together with stock powers in customary form. The Company hereby pledges the Pledged Shares to the Collateral Agent, and grants to the Collateral Agent a security interest therein, to secure the full and timely payment and performance of all obligations of the Company under the Notes, in accordance with paragraph 6(a), above, effective at the Initial Closing. The parties shall use their respective best commercially reasonable efforts to negotiate, execute and deliver a definitive pledge agreement, in customary and reasonable form, to further document the Stock Pledge on terms and conditions consistent with the terms and conditions set forth







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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 4 of 11

                  herein (the "Pledge Agreement"), and upon the effectiveness of the Pledge Agreement, the terms of the Pledge Agreement shall amend and supersede any contrary provisions of this paragraph 6(b).

                  7. Late Payment. In the event the Company fails to repay the entire principal amount of, and accrued interest on, all Advances by 3:00 p.m., New York City time, on the Final Maturity Date, the Company shall issue to each Purchaser the following additional consideration as a late payment fee:

                            (a) that number of shares of Common Stock equal to
                  (i) the aggregate unpaid principal amount of all Advances outstanding on the Final Maturity Date, times (ii) 1%, divided by (iii) the average closing price per share of the Common Stock for the 10 trading days immediately preceding the Final Maturity Date, as reported in the Wall Street Journal (or, if not so reported, as determined in good faith by a majority of the disinterested members of the Board of Directors of the Company) (such average, the "Current Market Price"); and

                            (b) a Warrant to purchase that number of shares of
                  Common Stock equal to (i) the aggregate unpaid principal amount of all Advances outstanding on the Final Maturity Date, times (ii) 5%, divided by (iii) the Current Market Price on the Final Maturity Date; such warrant to be exercisable for a period of three years commencing on the Final Maturity Date, at an exercise price per share equal to the Current Market Price on the Final Maturity Date.

                  The provision of this paragraph 7 will be subject to appropriate adjustments in the event of any stock split, reverse stock split, or similar transaction affecting the Common Stock between the date hereof and the Final Maturity Date.

                  8. Securities Act Legend. The securities issued pursuant to this Agreement, including the Notes, the Restricted Shares, the Warrants, the Loan Fee Shares, and any additional shares of Common Stock and Warrants issued pursuant to paragraph 7 hereof, will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Certificates representing the Restricted Shares, shares of Common Stock issued upon exercise of Warrants, and shares of Common Stock issued in payment of the Loan Fee or pursuant to paragraph 7(a) shall bear a restrictive legend substantially to the effect of the following:


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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 5 of 11

                  "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS, NOR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THOSE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM."

                  9. Right to Exchange Notes. Each Purchaser shall have the non-assignable right, exercisable upon 30 days' prior written notice to the Company given at any time after September 1, 1997, to exchange the unpaid principal amount of the Advances of such Purchaser, in whole or in part, for an equal principal amount of convertible debentures of the Company having substantially the same economic terms and conditions as the Company's existing 10% convertible debentures due March 1, 1999 (or any other convertible debt security issued to refinance, or in substitution or exchange for, such convertible debentures), as such terms and conditions shall be in effect at the time of any exchange pursuant to this paragraph 9.

                  10. Representations and Warranties by the Company. The Company hereby represents and warrants to each Purchaser as follows:

                            (a) The Company is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Notes, the Warrants and the Pledge Agreement.

                           (b) The execution and delivery by the Company of this
                  Agreement, the Notes, the Warrants and the Pledge Agreement, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of the Company and will not (i) violate any provision of law, statute, rule or regulation or any order of any court or other agency of government, (ii) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, in each case as amended to the date hereof, or (iii) violate, conflict with or constitute (with due notice or lapse of time or both) a default under any indenture, mortgage, lease, license, agreement or other contract or instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon the properties or assets of the Company or any of its subsidiaries







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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 6 of 11

                  (other than the lien of the Stock Pledge granted hereunder and under the Pledge Agreement), in each case if such violation, conflict, default, lien, charge or encumbrance would have a material adverse effect on the Company.

                           (c) This Agreement, the Notes and the Warrants have
                  been duly executed and delivered by the Company and constitute, and the Pledge Agreement when duly executed and delivered will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent the enforceability thereof may be limited by applicable bankruptcy, moratorium or similar laws affecting the rights of creditors generally.

                           (d) Based in part upon the representations and
                  warranties of each Purchaser contained in this Agreement, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental department, commission, board, bureau, agency or instrumentality or any third party is or will be necessary for
                  (a) the Company's execution and delivery of this Agreement, the Notes and the Warrants, and the Company's performance of its obligations hereunder and thereunder.

                            (e) Attached hereto as Schedule 10(e) are (i) a
                  memorandum dated June 19, 1997, from the Company's subsidiary Sandia Imaging Systems Corporation, stating that division's outstanding accounts receivable, firm orders and verbal orders as of June 18, 1997, and (ii) a letter dated June 20, 1997, from the Company's subsidiary Lasertechnics Marking Corporation, stating that division's outstanding accounts receivable and firm orders as of June 18, 1997. Such memorandum and letter, and the attachments thereto, were prepared by the Company in good faith and are believed by the Company to be accurate. The accounts receivable reflected therein represent valid accounts for goods sold and/or services performed in the conduct of the Company's business.

                           (f) The Restricted Shares and the Loan Fee Shares
                  issued to such Purchaser hereunder are, and the Warrant Shares, when issued upon the exercise of such Purchaser's Warrant in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, and are not subject to any pre-emptive rights.


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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 7 of 11

                           (g) The Company is the record holder and beneficial
                  owner of the Pledged Shares and owns the Pledged Shares free and clear of all liens and encumbrances, other than the lien of the Stock Pledge created hereunder and under the Pledge Agreement.

                  11. Representations and Warranties of Each Purchaser. Each Purchaser hereby severally represents and warrants to the Company as follows:

                           (a) Such Purchaser is acquiring the Note, the Warrant
                  and the Restricted Shares to be purchased by it hereunder, and the Loan Fee Shares issued to it pursuant to paragraph 5 hereof (collectively, the "Acquired Securities"), and, if such Purchaser acquires Warrant Shares upon the exercise of such Warrant, such Purchaser will be acquiring such Warrant Shares, for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act.

                           (b) Such Purchaser understands that the Acquired
                  Securities have not been, and the Warrant Shares will not be, registered under the Act, by reason of their issuance by the Company in transactions exempt from the registration requirements of the Act, and that such Acquired Securities and Warrant Shares must be held by such Purchaser indefinitely unless a subsequent disposition thereof is registered under the Act or is exempt from such registration.

                            (c) Such Purchaser further understands that the
                  exemption from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

                           (d) Such Purchaser understands that its investments
                  hereunder involve substantial risks and represents and warrants that it has made such independent examination and investigation of the Company as it has deemed necessary in making its investment decision.

                           (e) Such Purchaser is able to bear the economic risk
                  of the investments contemplated by this Agreement and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement.







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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 8 of 11

                  12. Miscellaneous. (a) This Agreement, the Notes and the Warrants constitute our entire agreement with respect to the subject matter hereof, and this Agreement may not be modified or amended or any provision hereof waived except by an instrument in writing signed by the Company and each Purchaser.

                           (b) This Agreement, the Notes and the Warrants shall
                  be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights of each Purchaser hereunder shall be assignable to any holder of the Notes, provided that the right of each Purchaser under paragraph 9 above to exchange Notes for Convertible Debentures shall not be assignable to any person without the prior written consent of the Company. Except as provided in the immediately preceding sentence, this Agreement and the rights of the Purchasers hereunder shall not be assignable and any purported assignment thereof shall be void.

                           (c) This Agreement may be executed in any number of
                  counterparts and on separate counterparts, each of which shall be an original instrument, but all of which together shall constitute a single agreement. One or more signature pages from any counterpart of this Agreement may be attached to any other counterpart of this Agreement without in any way changing the effect thereof. This Agreement shall be effective as to each Purchaser, severally, when executed and delivered by the Company and such Purchaser.

                           (d) All notices, requests, demands, consents,
                  waivers, or other communications made hereunder or under the Notes or the Warrants to any party or holder thereof shall be in writing and shall be deemed to have been duly given if delivered personally or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below:

                             if to the Company, to:

                             Lasertechnics, Inc.
                             3208 Commander Drive
                             Carrollton, TX 75006
                             Attention: Chief Financial Officer








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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 9 of 11

                           with a copy to:
                           Baker & Botts, L.L.P.
                           599 Lexington Avenue
                           New York, New York 10022
                           Attention: Marc A. Leaf, Esq.

                           if to a Purchaser, to such Purchaser at its address first set forth above,

                  or to such other address as the party to whom such communication is to be given may have furnished to the other party in writing in accordance herewith. All such notices, requests, demands, consents, waivers or other communications shall be deemed to have been delivered (i) in the case of personal delivery, on the date of delivery, (ii) if sent by overnight courier, on the next business day following the date when send and (iii) in the case of mailing, on the third business day following such mailing.

                           (e) All representations, warranties and agreements
                  contained herein and in the Notes and the Warrants shall survive the execution and delivery of this Agreement and the sale of the Notes and the Warrants hereunder.

                           (f) Nothing contained herein shall be construed to
                  prohibit either Purchaser from selling or otherwise disposing of any Acquired Securities acquired by such Purchaser hereunder; provided that such sale or disposition, and any and all related offers, are made in compliance with the Securities Act, any other applicable securities and blue sky laws, and all applicable rules and regulations thereunder.

                           (g) THIS AGREEMENT AND ALL RIGHTS, OBLIGATIONS AND
                  LIABILITIES HEREUNDER SHALL BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN. Any judicial proceeding brought against the Company to enforce, or otherwise in connection with, this Agreement may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Agreement, the Company (i) accepts, generally and unconditionally, the nonexclusive







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Lasertechnics, Inc.
Note Purchase Agreement, dated June 25, 1997
Page 10 of 11

                  jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.









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                  If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to the Company the enclosed counterpart of this Agreement.

                                        Very truly yours,

                                        LASERTECHNICS, INC.


                                        By: /s/ E.A. Milo Mattorano
                                            -----------------------
                                            Name: E.A. Milo Mattorano
                                            Title:  VP and CFO


Each of the undersigned agrees with and accepts the foregoing terms and provisions as of the date first above written.

WOLFENSOHN PARTNERS L.P.


By: /s/ R.C.E. Morgan
    -----------------------------
       Name:      R.C.E. Morgan
       Title:     General Partner


J.P. MORGAN INVESTMENT CORPORATION


By:
    ------------------------------
       Name:
       Title: